Exhibit 10.7

Share Transfer Agreement

Transferor: Li Shaogang (hereinafter referred to as Party A)

ID card No.: 430402196207253016

Transferor: Dai Zijian (hereinafter referred to as Party B)

ID card No.: 350583198905241816

Transferee: Tibet Zhuli Investment Co. Ltd.

Unified Social Credit Code:91540091MA6T12JW8W

Transferee: Guangdong Fanhua Puyi Asset Management Co., Ltd.

Unified Social Credit Code:91440300069264493C

Shenzhen Baoying Commercial Factoring Co. Ltd. (hereinafter referred to as the Company Limited) was set up on December 18, 2015 in Shenzhen City; Party A holds 49% shares of the Company Limited and is willing to transfer 15% of its shares to Party C, and Party C is willing to accept the transfer of the target shares; among the 49% shares held by Party A, Party A is willing to transfer the remaining 34% shares to Party D, and Party D is willing to accept the transfer; Party B holds 51% shares of the Company Limited and is willing to transfer the 51% shares to Party D, and Party D is willing to accept the transfer; in connection with the above-mentioned shares transfer, the four Parties hereby enter into the following agreement through mutual discussion in accordance with the Company Law of the People’s Republic of China and Contract Law of People’s Republic of China:

I. Consideration and Term and Method of Payment:

1. Party A holds 49% shares of the Company Limited and shall contribute RMB 2.45 million Yuan according to what is agreed in the articles of association. Now, Party A transfers 15% of its shares in the Company Limited to Party C at RMB 1 yuan and the remaining 34% of its shares in the Company Limited to Party D at RMB 1 yuan. Party B holds 51% shares of the Company Limited and shall contribute RMB 2.55 million Yuan according to what is agreed in the articles of association. Now, Party B transfers the 51% of its shares in the Company Limited to Party D at RMB 1 yuan.

2. Party C and D shall pay the consideration to Party A and Party B in lump sum in cash within three months after the effective date of the Agreement as per the currency and amount specified in preceding paragraphs.

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II. Party A and Party B guarantee that they possess the absolute right to dispose the equities to be transferred to Party C and Party D and that such equities have not been pledged, sealed up, or are subject to the recourse of a Third party; otherwise, Party A and Party B shall assume all economic and legal responsibilities arising therefrom.

III. Sharing of profits and losses (including credits and debts) of the Company Limited:

1. After the Agreement takes effect, Party C and Party D shares profits of the Company Limited as per the proportion of equities received and bear relevant risks and losses.

2. In case that Party C and Party D suffer any loss after becoming shareholders of the Company Limited due to debts borne by the Company Limited before the equity transfer that had not been truthfully disclosed to Party C and Party D by Party A and Party B at the time of signing the Agreement, Party C and Party D are entitled to seek compensation from Party A and Party B.

IV. Default liability

1. Once the Agreement enters into force, both parties shall perform it voluntarily; if any party fails to fully perform its obligations in accordance with regulations of the Agreement, it shall assume responsibilities in accordance with regulations of laws and the Agreement.

2. In case that Party C and Party D fail to go through change registration formalities on schedule or the realization of the purpose of signing the Agreement is seriously affected due to reasons of Party A and Party B, Party A and Party B shall pay liquidated damages to Party C and Party D at one out of ten thousand of the equity transfer money already paid by Party C and Party D. In case Party C and Party D suffer any loss due to the default of Party A and Party B and the amount of liquidated damage paid by Party A and Party B is lower than the actual loss, Party A and Party B shall make further compensation.

V. Change or termination of the Agreement:

After an agreement is reached through negotiation, Party A, Party B, Party C, and Party D can change or terminate the Agreement. In case the Agreement is changed or terminated after negotiation, the four parties shall sign a change or termination agreement separately.

VI. Assuming of related expenses:

Related expenses (such as notarization fee, assessment or audit fee, fees for industrial and commercial registration of changes, and so on) incurred during the equity transfer this time shall be assumed by both party.

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VII. Dispute Resolutions:

Any dispute arising from or in connection with the Agreement shall be resolved by the four parties through amicable consultation; in case no agreement is reached, all parties agree to submit such dispute for arbitration at Shenzhen Arbitration Commission for arbitration.

VIII. Entry-into-force Condition:

The Agreement will be established and come into effect after being signed by the Transferors and Transferees (in case of foreign-invested enterprise, the Agreement shall be submitted to the approval authority for approval before entering into force). After the Agreement takes effect, registration change formalities shall be gone through with the Market Supervision Administration of Shenzhen Municipality (“Market Supervision Administration” for short).

(This page is for test and the nest is the signature page)

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(This page is intentionally left blank for signature)

Transferors:

By:	/s/ Li Shaogang
Name: Li Shaogang

By:	/s/ Dai Zijian
Name: Dai Zijian

Transferees:

Tibet Zhuli Investment Co. Ltd.

/s/ Seal of Tibet Zhuli Investment Co., Ltd.

Guangdong Fanhua Puyi Asset Management Co., Ltd.

/s/ Seal of Guangdong Fanhua Puyi Asset Management Co., Ltd.

Shenzhen Baoying Commercial Factoring Co. Ltd.

On May 22, 2018 in Shenzhen City

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